MARKED COPY
                                                 REGISTRATION NO. 33- 56610
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                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                     POST-EFFECTIVE AMENDMENT NO. 3
                                   TO
                                FORM S-3
                      REGISTRATION STATEMENT UNDER
                       THE SECURITIES ACT OF 1933
                             AirSensors, Inc.
        (Exact name of registrant as specified in its charter)

             DELAWARE                                    91-1039211
   ----------------------------                 ---------------------------
   (State of other jurisdiction                      (I.R.S. employer
of incorporation or organization)                    identification number)

     16804 GRIDLEY PLACE, CERRITOS, CALIFORNIA 90703 (310) 860-6666 (Address and telephone number of Registrant's principal executive offices)


                            DALE L. RASMUSSEN
                             AIRSENSORS, INC.
                            708 INDUSTRY DRIVE
                        SEATTLE, WASHINGTON  98188
                             (206) 575-1594
           (Name, address and telephone number of agent for service)


                         -----------------------

                                COPIES TO:
                             WILLIAM G. PUSCH
                          DAVIS WRIGHT TREMAINE
                            2600 CENTURY SQUARE
                            1501 FOURTH AVENUE
                       SEATTLE, WASHINGTON,  98101

                         -----------------------

Approximate date of commencement of proposed sale to public: As soon as practicable after this Post-Effective Amendment to the Registration Statement becomes effective.

                         -----------------------

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, check the following
box.    [   ]

                         -----------------------

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.    [ X ]

                         -----------------------


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PURSUANT TO RULE 429(A), THE PROSPECTUS CONTAINED IN THIS REGISTRATION
STATEMENT IS A COMBINED PROSPECTUS RELATING TO THE PROSPECTUS INCLUDED IN THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-2, REGISTRATION NO. 33-56610.

                           Exhibit Index at Page 13               Page 1 of
                     under sequential numbering system             16 pages

PROSPECTUS                                                        MARKED COPY

                                862,500 Shares

                               AIRSENSORS, INC.

                                 Common Stock

                              ------------------

All shares of Common Stock offered hereby are being issued by AirSensors, Inc. (the "Company") upon exercise by the holders of the Company's outstanding Common Stock Purchase Warrants ("Warrants"). Two Warrants entitle the holder
thereof to purchase, at any time during the period ending March    7,
1997    , at 5:00 p.m. (California time), one share of Common Stock at a price of $7.50.


The Common Stock is quoted on the Nasdaq National Market under the symbol
ARSN.  On    January 29, 1996    , the last reported sale price for the Common
Stock was    $8.25    per share.


                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                              SEE RISK FACTORS.

                             ------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
          ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
            ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                          Price to         Underwriting        Proceeds to
                           Public            Discount          Company (1)
                      ----------------   ----------------   -----------------
  Per Share.......         $7.50                -0-               $7.50
  Total...........      $6,468,750              -0-            $6,468,750


(1)Before deducting expenses payable by the Company estimated at $10,000.

            The date of this Prospectus is    January __, 1996

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, Washington D.C., as well as at the following regional offices: Room 1400, 75 Park Place, New York, New York, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, referred to herein as the "Registration Statement") under the Securities Act of 1933, as amended, (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated by reference in this Prospectus: (a) the Company's Annual Report on Form 10-K
   and Form 10-K/A     for the year ended April 30,    1995; (b) the Company's
Current Report on Form 8-K dated October 31, 1995; (c)     the Company's
Quarterly Report on Form 10-Q for the    periods     ended July 31,    1995
and October 31, 1995; and (d)     the Company's Proxy Statement for the
   1995     Annual Meeting of Stockholders.  All documents filed by the
Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus, and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for the foregoing materials should be made to the Secretary, AirSensors, Inc., 708 Industry Drive, Seattle, Washington 98188; its telephone number is (206) 575-1594.

                                 THE COMPANY

     The Company is one of the leading manufacturers of fuel equipment that allows internal combustion engines to operate on gaseous alternative fuels, such as propane and natural gas. The Company's wholly-owned subsidiary, IMPCO Technologies, Inc. ("IMPCO"), which has been in business since 1958, currently manufactures a broad line of products that are used in various applications, such as automotive conversions, forklifts, and small portable to large stationary engines. These products are designed for internal combustion engines ranging from 1 to 5,000 horsepower and its products are sold worldwide to distributors and original equipment manufacturers.

     Changing federal and state emission regulations have created a growing market for engines that use alternative fuels. The Company has developed products designed to further reduce exhaust emissions to serve that market. To be competitive, the Company believes it will be necessary to market products utilizing the latest electronic technology, which is replacing the vacuum-actuated mechanical devices for many control functions used in today's internal combustion engines. The Company believes it has a competitive advantage over its current competitors in the alternative fuel market place because of its years of experience with gaseous fuels, its patented mass-sensing technology, its existing market share, its distribution network, and its internationally recognized products.

     AirSensors was primarily engaged in the research and development of electronic fuel management and injection systems for automotive engines from its inception in 1978 until its acquisition of IMPCO in 1989. AirSensors developed a mass-sensing device designed to achieve an optimum air/fuel mixture that increased engine performance and fuel economy as compared with carburetor-equipped engines. However, AirSensors realized only limited revenue from product sales prior to its acquisition of IMPCO and incurred significant research and development expenses. Since the acquisition of IMPCO, the Company has concentrated its efforts on providing equipment for converting internal combustion engines to alternative fuels, such as propane and natural gas. AirSensors is now primarily a holding company.

     AirSensors was incorporated in the State of Washington in 1978 and became a Delaware corporation in 1985. The address of the Company's executive office is 16804 Gridley Place, Cerritos, California 90703, and its telephone number is (310) 860-6666.

                                RISK FACTORS

     Investment in the Common Stock offered hereby is speculative and subject to significant risks. Prospective investors should review carefully this entire Prospectus and consider the risks of investment, including the following:

     OPERATING HISTORY - PRIOR LOSSES. Prior to its acquisition of IMPCO, AirSensors was primarily involved in research and development and accumulated a deficit of approximately $18 million. It did not realize significant revenue from product sales. Subsequent to the acquisition of IMPCO, the Company realized operating income. However, through fiscal year 1992 it continued to incur net losses due to substantial financing charges resulting
from the leveraged acquisition of IMPCO, and at April 30,    1995     had an
accumulated deficit of    $19,172,879.      For the fiscal year ending April
30,    1995    , the Company had net income applicable to common stock of
   $2,419,596.      However, there can be no assurance that the Company will
continue to operate profitably.

     DEPENDENCE ON NEW PRODUCTS. The Company believes that its future success is dependent upon the successful marketing of new fuel management products using mass-sensing and electronic technology. It believes that the markets for its products will be characterized by rapidly changing technology, new product introductions and the entry of new competitors. Accordingly, its ability to enhance existing products in a timely manner and to develop and introduce new products that incorporate new technologies, conform to increasingly stringent emission standards and achieve market acceptance in a timely manner, will significantly affect its future performance.

     DEPENDENCE ON QUALIFIED PERSONNEL. The success of the Company depends, in part, on the continued availability of other key management and technical employees. As product development becomes more complex, the necessity to attract and retain qualified automotive and software engineers will increase. Although the Company believes it has a positive working relationship with its employees, there can be no assurance that the Company can attract or retain such key management and technical employees.

     NEED FOR ADDITIONAL CAPITAL. The Company will be required over the next several years to expend substantial amounts to complete development and testing of its new products and to bring those products to market. Although the Company expects to fund a major portion of these expenses from operations, there can be no assurance that cash flow will be adequate for such purposes. The Company may be required to seek funds for these and other purposes through additional equity debt or lease financing, collaborative arrangements with corporate partners or from other sources. There can be no assurance that additional funds will be available, or if available, on terms acceptable to the Company. If adequate funds are not available from operations or from other financing sources, the Company's business will be materially and adversely affected.

     DEPENDENCE ON ALTERNATIVE FUEL MARKET. Although the Company and others believe that there will be substantial growth in the market for alternative fueled engines, especially among fleet vehicle owners, there can be no assurance that such growth will materialize or, if such growth does occur, that it will result in increased sales of the Company's products. The Company's products are designed for gaseous alternative fueled vehicles, but not for alternative fuels such as electricity, reformulated gasoline, methanol and ethanol. If the major growth in the alternative fuel market is for such fuels, the Company will be adversely affected. At present, the lack of a well-developed infrastructure for the supply of alternative fuels is limiting growth in the alternative fuel engine market. Such an infrastructure is necessary for wide-spread use of alternate fuels. While some development has begun in Canada, there has been little similar development in the United States.

        Also, while alternative fueled vehicles have been operating in the United States for many years, the economic and environmental benefits continue to be scrutinized by opponents of alternative fuels, including large, multi-national companies with significant interests in a petroleum based economy. Although the Company believes the alternative fuel market will overcome this opposition, there can be no assurance that market acceptance of alternative fuel vehicles will be as favorable as the Company has projected.

        LEGISLATIVE DELAYS. The Company believes that future growth in the conversion of motor vehicles to alternative fuels will be driven principally by federal and state anti-pollution legislation, such as the 1990 Amendments to the Clean Air Act and the Energy Policy Act of 1992. Significant growth of the Company's products for the United States motor vehicle market is contingent upon the timing of the implementation of such legislation. There can be no assurance that changes or delays in this legislation will not occur and have an unfavorable impact on the Company's business.

     NEED TO DEVELOP VEHICLE SPECIFIC SOFTWARE. The Company develops vehicle specific software to enable it to produce in a timely and economical manner engine management products for use in converting fleet and other vehicles from gasoline to gaseous alternative fuels. When vehicle models change, which in some cases is as often as yearly, the Company must develop new or modified software for the changed or new vehicle model. Although the Company believes it will be able to develop such vehicle specific software, there can be no assurance that the Company will complete such development or, if such development is completed, it will be in a timely manner which may be required in order for the Company to be competitive.

     COMPETITION. The Company believes that competition in the alternative fuel engine marketplace is increasing, particularly in the growing market for propane and natural gas fueled vehicle products. Many of the current competitors and potential future competitors are large, well-financed companies, with financial and marketing resources and research and development staffs and facilities that are substantially larger than those of the Company. Further, competitors' products may perform the same functions as the products the Company is attempting to develop by the use of similar or other technology. Also, competitors may be able to satisfy regulatory requirements and market their products faster and more effectively than the Company. Any of these competitive factors could adversely affect the Company.

     ENTRY OF ORIGINAL EQUIPMENT MANUFACTURERS INTO MARKET. As the market for alternative fueled vehicles increases, original equipment manufacturers may find it advantageous to develop and produce their own fuel management equipment rather than purchasing such equipment from suppliers such as the Company. If this occurs, the demand for the Company's products could be adversely affected.

     NEED TO COMPLY WITH GOVERNMENTAL REGULATIONS. The Company must obtain product certification from governmental agencies such as the United States Environmental Protection Agency and the California Air Resources Board to sell certain of its products in the United States automotive markets. A substantial portion of the Company's future sales will depend upon sales of fuel management products that have been certified to meet existing and future air quality and energy regulations. Although the Company believes its technology will permit its existing and new products to meet these standards, there can be no assurance that this will occur.

     INCREASED WARRANTY CLAIMS. Vehicle manufacturers are, in response to consumer demand, providing increasingly longer warranty periods for their products. Suppliers, such as the Company, will be required to provide correspondingly longer product warranties. Consequently, the Company could incur substantially greater warranty claims in the future.

     LIMITED PATENT OR PROPRIETARY PROTECTION. The Company's success depends in part upon its patented mass-sensing technology and its other proprietary technology. While the Company holds several patents, much of its other technology is not protected by patents or copyrights. Also, other existing technology performs the functions covered by the Company's patented technology and can be used without violating the Company's patents. Although the Company's patents and trade secrets afford it protection, the Company believes that its growth potential and future success are more dependent upon its technical expertise and marketing skills. There can be no assurance that the Company's patents and trade secrets will provide meaningful protection against competitors.

     DEPENDENCE ON VENDORS AND OTHER MANUFACTURING RISKS. The Company places substantial reliance on outside vendors to manufacture components. In the
fiscal year ended April 30,    1995    , 10 suppliers accounted for
approximately    56%     of raw material purchases and one supplier accounted
for approximately 28% of such purchases.          There can be no assurance
that vendors will be able to satisfy the Company's quality and production volume requirements. Such problems with vendors could adversely affect the Company's business. Historically, the Company's products have been primarily mechanical in nature and its manufacturing operations are essentially mechanical assembly with light machining. Its newer products increasingly involve electronics and software applications. The Company has had limited experience with manufacturing processes that involve electronics and software systems. See "Business - Manufacturing."

        NEED FOR QUALIFIED DISTRIBUTORS    .  Installation of the Company's
   component products is complex and requires distributors with technical knowledge about electronic engine systems. The Company requires<R\> that distributors be "certified" before installing certain component products.
It provides training to certain existing distributors and is attempting to gain new distributors in order to have a technically qualified network of
distributors to install these component     products.  If the Company is
unable to    establish a network of qualified distributors, the success of its
newer component     product lines could be adversely affected.

        ABILITY TO MEET OEM SPECIFICATIONS. In 1995 the Company began to offer complete alternative fuel systems, which include tanks, brackets, electronics and all other under-hood components required to convert a motor vehicle to alternative fuels. Customers for such systems require that the Company meet OEM specifications. This requirement has resulted in increased development, manufacturing, warranty and administrative costs. If these costs increase significantly, the Company's profitability might not be as favorable as it has projected.

     PRODUCT LIABILITY. Although the Company carries and plans to continue to carry product liability insurance, there can be no assurance that such coverage is adequate or that adequate insurance coverage will continue to be available or, if available, that it will be available at an acceptable cost.

     DILUTION TO NEW INVESTORS. Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net book value per share of the Common Stock offered hereby. Based upon the net tangible book value of the Company at April 30, 1995 , and based on an offering price of $7.50 per share, the dilution to investors purchasing the Common Stock
offered hereby would be    $5.71 or 76%<R\> per share.  See "Dilution."

     SHARES ELIGIBLE FOR FUTURE SALE.  At

   November 30, 1995    , the
Company had approximately    5,649,867     shares of Common Stock outstanding.
Of these shares, approximately    3,476,967     shares were held by persons
who are not "affiliates" of the Company and were transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The remaining shares held by "affiliates" of the Company may be sold if registered under the Securities Act or pursuant to an applicable exemption from registration, including Rule 144 under the Securities Act. As of
   November 30, 1995, 782,669 and 1,332,138     shares of Common Stock were
issuable upon exercise of outstanding options and warrants, respectively.  Of
those shares,    1,869,976     are currently exercisable at a weighted average
exercise price of    $6.91     per share.  In addition, 1,123,489 shares of
Common Stock are issuable at a conversion price of $5.30 per share under the 1993 Series 1 Preferred Stock. Sales of restricted shares and shares issuable upon the exercise of outstanding warrants and options or conversion of preferred stock may have a material adverse impact on the market price of the Company's Common Stock.

        CONTROL     BY DIRECTORS AND OFFICERS.  Currently, the directors and
officers of the Company, as a group, own or have the right to acquire
approximately    48%     of the outstanding voting stock.  Together, they have
the    effective     power to elect the Company's Board of Directors and to
approve or disapprove any corporate action submitted to a vote of the
Company's stockholders        .  In addition, the Board of Directors has the
authority to issue a substantial number of additional shares of Common Stock and Preferred Stock and to determine the rights, preferences, privileges and restrictions, including voting rights, of the additional Preferred Stock, without any vote or action by the stockholders. The voting power of the directors and officers or the issuance of additional stock under certain circumstances, combined with the fact that directors serve for staggered terms, could have the effect of delaying or preventing a change of control of the Company.

                     EXTENSION OF WARRANT EXPIRATION DATE

        The Common Stock Purchase Warrants were to expire on March 9, 1996, at 5:00 p.m. (California time). On November 3, 1995 the Board of Directors extended the expiration date to March 7, 1997, at 5:00 p.m. (California time).

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Common Stock offered hereby are estimated to be $6,458,750, assuming exercise of all of the presently outstanding Warrants. The net proceeds of this offering will become part of the Company's general funds and will be used to repay short-term borrowing and other working capital needs.

                                DIVIDEND POLICY

     The Company has never paid dividends on its Common Stock. It intends to retain future earnings to finance the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future.

     The holders of the Company's 1993 Series 1 Preferred Stock are entitled to cumulative cash dividends in preference to the Common Stock in an amount equivalent to interest at an annual rate per share (based on a deemed value of $1,000 per share) equal to the bank prime rate of interest, plus 1.5%, up to an amount not to exceed $105 per share and not less than $80 per share. See "Description of Capital Stock - Preferred Stock." As of April 30,
   1995    , 5,950 shares of the 1993 Series 1 Preferred Stock were
outstanding.

                                   DILUTION

     The net tangible book value of common stockholders' equity as of April
30,    1995     was    $5,177,004 or $.92     per share.  Net tangible book
value per share represents the amount of the Company's total tangible assets (total assets less intangible assets, total liabilities and the liquidation preference of preferred stock) divided by the number of shares of Common Stock outstanding. Net tangible book value dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share after the offering.

     Without taking into account any changes in tangible book value after
April 30,    1995    , except to give pro forma effect to the sale by the
Company of the Common Stock in this offering at an offering price of $7.50 per share, with assumed net proceeds to the Company of $6,458,750, the pro forma net tangible book value of the common stockholders' equity at April 30,
   1995     would have been    $11,635,754, or $1.79     per share of Common
Stock.  This represents an immediate increase in net tangible book value of
   $0.87     per share to existing common stockholders and an immediate
dilution of    $5.71 or 76%     per share to purchasers in this offering.  The
following table also assumes no exercise of any outstanding options or warrants other than the Warrants.

       Public offering price per share.......................$ 7.50

       Net tangible book value
       per share before this offering.........   $.92<R\>

       Increase per share attributable
       to new investors.......................

    .87
                                                 -----
       Pro forma net tangible book value
       per share after this offering........................   1.79
                                                             -------

       Net tangible book value dilution per
       share to purchaser in this offering................   $ 5.71


                         PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the NASDAQ National Market under
the symbol "ARSN."  The following are the range of high and low    sales
prices for each quarterly period within the two most recent fiscal years and
for each subsequent full quarterly period    , in each case as reported by
NASDAQ. The prices reflect inter-dealer prices and do not reflect retail mark-up, mark-down or commissions.


                      Fiscal year       Fiscal year         Fiscal year
                          1994              1995                1996
Quarter             --------------    ---------------      --------------
Ended                High     Low      High     Low         High    Low
-----------         ------  ------    ------   ------      ------  ------
July 31,            $11.50  $ 4.75    $12.63   $ 9.75      $12.38   $8.50
October 31,          13.50    8.75     13.13     9.75       13.74    8.38
January 31,          15.25   10.25     12.13     8.00
April 30,            15.13    8.25     10.63     8.25

---------------------------

     (1)   For a current price, see the cover page of this Prospectus.

As of    November 30, 1995    , there were approximately    1,097
recordholders of the Company's Common Stock.


                         DESCRIPTION OF CAPITAL STOCK

     Capital stock of the Company consists of 25,000,000 shares of Common Stock and 500,000 shares of Preferred Stock.

COMMON STOCK

     As of    November 30, 1995     there were    5,649,869     shares of
Common Stock outstanding. In addition, there were 1,123,489 shares of Common Stock issuable upon the conversion of the 1993 Series 1 Preferred Stock,
warrants outstanding to purchase    1,332,138     shares of Common Stock, and
   options     outstanding          to purchase    782,669     shares of
Common Stock.

     Each holder of Common Stock is entitled to one vote per share on all matters that properly come before the stockholders. Except as required by law, the holders of Common Stock and 1993 Series 1 Preferred Stock vote together and not as separate classes. In elections of directors, holders of shares of Common Stock and Preferred Stock are not entitled to cumulative voting. The Common Stock is neither redeemable nor convertible, and the holders of Common Stock have no preemptive rights to purchase any securities of the Company. Holders of Common Stock are entitled to receive dividends out of funds legally available therefor when, as and if declared by the Board of Directors. All shares of Common Stock have equal rights, on a share for share basis, to receive pro rata the net assets of the Company upon liquidation or dissolution.

    <R\>

PREFERRED STOCK

     The Company is authorized to issue the Preferred Stock in series to be designated by the Board of Directors. Material provisions describing the terms of any series of Preferred Stock which may be issued in the future, such as dividend rate, conversion features, voting rights, redemption rights and liquidation preferences, are determined by the Board of Directors of the Company at the time of issuance. The right of the Board of Directors to issue such Preferred Stock may adversely affect the rights of the holders of Common Stock and also could be used by the Company as a means of resisting a change of control of the Company.

     As of

   November 30, 1995    , there were 5,950 shares of Preferred
Stock outstanding, designated as the "1993 Series 1 Preferred Stock".

TRANSFER AGENT

     The Transfer Agent for the Company's Common Stock is First Interstate Bank of Washington, N.A., Seattle, Washington.

REGISTRATION RIGHTS

     Certain persons who, as of November 30, 1995 held approximately
   305,321     shares of Common Stock or options and warrants to purchase shares of Common Stock at varying prices, are entitled, subject to certain conditions, to require the Company to register such shares under the Securities Act of 1933. In addition, whenever the Company proposes to register any shares of Common Stock, it must give notice to such persons and permit them to register at the Company's expense such of their shares as they request be included (subject in some cases to the right of the managing underwriter in an underwritten public offering to reduce the number of shares included). These registration rights terminate or are suspended after the lapse of certain specified periods. None of these persons are exercising any of their registration rights in connection with this offering.

SHARES ELIGIBLE FOR FUTURE SALE

     As of    November 30, 1995

   , the Company had

   1,332,138     shares of
Common Stock outstanding, assuming no exercise of any outstanding    warrants
or options    .  Of these shares, approximately    3,476,962     shares may be
traded without restriction or further registration under most circumstances, except for shares held by affiliates of the Company. Shares held by such affiliates are subject to certain resale limitations imposed by Rule 144 under
the Securities Act of 1933, as amended.  The remaining    2,172,907     shares
of Common Stock held by existing stockholders are "restricted" securities within the meaning of Rule 144 and are eligible for sale in the public market only in compliance with Rule 144.

     In general, under Rule 144 a person who may be deemed to be an "affiliate" of the Company, as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of shares beneficially owned by such person in such amount that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sales. Sales under Rule 144 are also subject to certain requirements as to the manner of sales, notice of sale and the availability of current public information about the Company. A person who is not an affiliate and has beneficially owned shares of Common Stock for at lest three years is entitled to sell them without regard to the volume, manner of sale or notice requirements.

     As of    November 30, 1995, 1,332,138 and 782,669     shares of Common
Stock were issuable upon exercise of outstanding warrants and options,
respectively.  Of those shares,    1,869,976     are currently exercisable at
a weighted average exercise price of    $6.91     per share.  In addition,
1,123,489 shares of Common Stock are issuable at conversion prices of $5.30 under the 1993 Series 1 Preferred Stock.

                                LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Davis Wright Tremaine, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington 98101.

                                   EXPERTS

     The consolidated financial statements (including the schedule         )
appearing in AirSensors, Inc. Annual Report (Form 10-K) for the year ended
April 30,    1995    , have been audited by Ernst & Young LLP, independent
auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------- --------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESEN-
TATION IN CONNECTION WITH THE OFFERING
BEING MADE HEREBY NOT CONTAINED IN THIS
PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED.
THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL AIRSENSORS, INC. OR SOLI-               AIRSENSORS, INC.
CITATION OF AN OFFER TO BUY ANY OF THE
SECURITIES OFFERED HEREBY IN ANY JURIS-
DICTION IN WHICH IT IS UNLAWFUL TO MAKE
SUCH OFFER OR SOLICITATION IN SUCH JUR-
ISDICTION.  NEITHER THE DELIVERY OF THIS              862,500 SHARES
PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL UNDER ANY CIRCUMSTANCES CREATE AN
IMPLICATION THAT INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME SUBSE-
QUENT TO THE DATE HEREOF.                              COMMON STOCK


           ----------------


         TABLE OF CONTENTS

                                   PAGE
                                   ----
Available information                2
Incorporation of Certain Documents
  by Reference                       2
The Company                          3                 --------------
Risk Factors                         3
   Extension of Warrant                                  PROSPECTUS
   Expiration Date                   6
Use of Proceeds                      6                 --------------
Dividend Policy                      6
Dilution                             6
Price Range of Common Stock          7
Description of Capital Stock         7
Legal Matters                        9
Experts                              9


--------------------------------------- --------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets for the estimated costs and expenses payable by the Registrant in connection with the sale of the Common Stock being registered hereby.

      Blue Sky fees and expenses..................$1,000
      Legal fees and expenses......................4,500
      Auditors' fees and expenses..................3,500
      Miscellaneous expenses.......................1,000
          Total................................. $10,000


ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Article IX of the Registrant's By-Laws requires indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the Registrant's By-Laws provide a right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by any person in connection with any actual or threatened proceeding (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer of the Registrant or that, being or having been such a director or officer or an employee of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan. The Registrant's By-Laws also provide that the Registrant may, by action of its Board of Directors, provide indemnification to its employees or agents with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (I) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Article 11 of the Registrant's Certificate of Incorporation provides that to the full extent that the Delaware General Corporation Law, as it now exists or may hereafter be amended, permits the litigation or elimination of the liability of directors, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of duty as a director. Any amendment or repeal of such Article 11 will not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. The affirmative vote of 80% of the voting stock of the Registrant is required to amend or repeal, or to adopt any provision inconsistent with, such Article 11. The Delaware General Corporation Law and the Registrant's Certificate of Incorporation may have no effect on claims arising under the federal securities laws.


ITEM 16.     EXHIBITS

   5 Opinion of Davis Wright Tremaine as to the legality of securities being registered, including Consent
         (filed with Post-Effective Amendment No. 1 on December 12, 1994)

   23.1  Consent of Davis Wright Tremaine (included in Exhibit 5)

   23.2  Consent of Ernst & Young LLP

   24 Powers of Attorney (included on the Signature Page to the Registration Statement)



ITEM 17.     UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it as against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

           (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to rule 424 (b) (1) or (4), or 497 (h) under the Securitites Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cerritos, State of California, on January 30, 1996.

                                 AirSensors, Inc.


                                 By /s/ Robert M. Stemmler
                                   ------------------------
                                    Robert M. Stemmler
                                    President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes
and appoints     Thomas M. Costales     and Dale L. Rasmussen, and each of
them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on the dates indicated.

      Signature                 Capacity                               Date

                       	President, Chief Executive
                       	Officer and Director
/s/ Robert M Stemmler  	[Principal Executive Officer]      January 30, 1996
----------------------
  	Robert M. Stemmler


                       Treasurer and
                       Chief Financial Officer
/s/ Thomas M. Costales 	[Principal Financial Officer]      January 30, 1996
----------------------
   	Thomas M. Costales

                       Chairman of the Board
           *           of Directors and Director          January 30, 1996
----------------------
  Rawley F. Taplett


         *             Director                           January 30, 1996
----------------------
 Edwin J. Schneebeck

                       Director                           January 30, 1996
----------------------
   Peter B. Bensinger


         *             Director                           January 30, 1996
----------------------
    Norman L. Bryan

                       Director                           January 30, 1996
----------------------
   V. Robert Colton

         *             Director                           January 30, 1996
----------------------
     Don Simplot


         *             Director                           January 30, 1996
----------------------
   Douglas W. Toms


  /s/ Todd Schock      Director of Financial Planning     January 30, 1996
----------------------
     Todd Schock


    * By /s/ Dale Rasmussen
         ------------------
         Dale L. Rasmussen
         as attorney-in-fact